As filed with the Securities and Exchange Commission on November 20, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GOOGLE INC.

(Exact name of Registrant as specified in its charter)

Delaware	7375	77-0493581
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1600 Amphitheatre Parkway Mountain View, CA (650) 253-4000	94043
(Address of principal executive offices)	(Zip code)

Options and Restricted Stock Units granted under the

YouTube, Inc. 2005 Stock Plan and assumed by the Registrant

(Full title of the plan)

Eric Schmidt

Chief Executive Officer

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(Name and address of agent for service)

(650) 253-4000

(Telephone number, including area code, of agent for service)

Copies to:

David Drummond, Esq.

David Sobota, Esq.

Don Harrison, Esq.

Google Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

(650) 253-4000

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)
Assumed Options
Class A common stock, $0.001 par value	95,780 shares	(2)	$0.93	$89,075.40
Assumed Restricted Stock Units
Class A common stock, $0.001 par value	330,526 shares	(3)	$477.66	$157,879,049.16
TOTAL	426,306 shares			$157,968,124.56	$16,902.60

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the registrant’s common stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the registrant’s outstanding shares of Class A common stock.
(2)	Represents shares of registrant’s Class A common stock issuable in connection with stock options granted under the YouTube, Inc. 2005 Stock Plan (the “2005 Stock Plan”), that were assumed by the registrant on November 13, 2006, pursuant to an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) among the registrant, Snowmass Holdings Inc., YouTube, Inc. and certain other parties named therein.
(3)	Represents shares of registrant’s Class A common stock issuable in connection with restricted stock units granted under the 2005 Stock Plan, that were assumed by the registrant on November 13, 2006, pursuant to the Merger Agreement. Payment by the holder is not required for conversion of restricted stock units into shares.
(4)	The Proposed Maximum Offering Price Per Share has been estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the weighted average exercise price of the outstanding options or the average of the high and low prices of the registrant’s Class A common stock, as applicable. See footnote (5) below.
(5)	Calculated solely for the purposes of computing the amount of the registration fee as follows: (i) with respect to the shares issuable under stock options being assumed, under Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of the outstanding options and (ii) with respect to shares issuable under restricted stock units being assumed, under Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of shares of the registrant’s Class A common stock reported on the Nasdaq National Market on November 13, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by Google Inc. (the “registrant”) with the Commission, are hereby incorporated by reference in this Registration Statement:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Commission on March 16, 2006;

(b)	The registrant’s Quarterly Reports on Form 10-Q filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for each of the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, as filed on May 10, 2006, August 9, 2006 and November 8, 2006, respectively;

(c)	The registrant’s Current Reports on Form 8-K filed with the Commission pursuant to Section 13(a) of the Exchange Act, on January 17, 2006 (with respect to Item 1.01 only), January 23, 2006, March 16, 2006, March 29, 2006, April 3, 2006, June 14, 2006, October 5, 2006, October 12, 2006 and November 17, 2006;

(d)	All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(e)	The description of the registrant’s common stock contained in its Registration Statement on Form 10 as filed with the Commission on July 7, 2004 pursuant to Section 12(g) of the Exchange Act and effective as of June 28, 2004.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

As permitted by Section 145 of the Delaware General Corporation Law, the registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that:

•	The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law.

•	The registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the bylaws are not exclusive, and the registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

The registrant’s policy is to enter into separate indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections. The registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The Third Amended and Restated Investor Rights Agreement between the registrant and certain investors provides for cross-indemnification in connection with registration of the registrant’s common stock on behalf of such investors.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Filed herewith
5.01	Opinion of Simpson Thacher & Bartlett LLP	X

10.25	YouTube, Inc. 2005 Stock Plan	X

23.01	Consent of Independent Registered Public Accounting Firm	X

23.02	Consent of Simpson Thacher & Bartlett LLP (filed as part of Exhibit 5.01)	X

24.01	Power of Attorney (see page II-4)	X

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 20th day of November 2006.

GOOGLE INC.

By:	/s/ Eric Schmidt
Eric Schmidt
Chairman of the Executive Committee and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Eric Schmidt and George Reyes, and each of them acting individually, as his attorney in fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 20th day of November 2006 by the following persons in the capacities indicated:

Signature	Title	Date
/s/ Eric Schmidt Eric Schmidt	Chairman of the Executive Committee and Chief Executive Officer (Principal Executive Officer)	November 20, 2006

/s/ George Reyes George Reyes	Chief Financial Officer (Principal Financial and Accounting Officer)	November 20, 2006

Sergey Brin	President of Technology, Assistant Secretary and Director	November 20, 2006

/s/ Larry Page Larry Page	President of Products, Assistant Secretary and Director	November 20, 2006

L. John Doerr	Director	November 20, 2006

/s/ Michael Moritz Michael Moritz	Director	November 20, 2006

/s/ K. Ram Shriram K. Ram Shriram	Director	November 20, 2006

/s/ John L. Hennessy John L. Hennessy	Director	November 20, 2006

Signature	Title	Date
/s/ Arthur D. Levinson Arthur D. Levinson	Director	November 20, 2006

/s/ Paul S. Otellini Paul S. Otellini	Director	November 20, 2006

/s/ Shirley Tilghman Shirley Tilghman	Director	November 20, 2006

Ann Mather	Director	November 20, 2006

GOOGLE INC.

REGISTRATION STATEMENT ON FORM S-8

INDEX OF EXHIBITS

Exhibit Number	Description
5.01	Opinion of Counsel

10.25	YouTube, Inc. 2005 Stock Plan

23.01	Consent of Independent Registered Public Accounting Firm

23.02	Consent of Counsel (filed as part of Exhibit 5.01)

24.01	Power of Attorney (included as part of the signature page to this Registration Statement)